Exhibit 99.01

Company Contact: Bradley E. Larson Chief Executive Officer www.readymixinc.com	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE
Ready Mix, Inc. Reports Third Quarter Results
     LAS VEGAS, NEVADA, November 8, 2007 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced financial results for the third quarter and first nine months of 2007.
Third Quarter Results
     For the three months ended September 30, 2007, revenue decreased 7.3% to $19.1 million compared to $20.6 million for the third quarter of 2006. Cubic yards of concrete sold decreased 8.4% for the quarter, primarily due to the decline in residential construction in Phoenix and Las Vegas. This was partially offset by a 1.6% increase in average unit sales price, reflecting a shift in the mix of ready-mix concrete products sold toward higher strength products mainly used in commercial projects.
     Gross margin decreased to 5.8% from 9.3% a year ago, the result of the decline in unit volume and higher fixed costs associated with the Company’s expansion initiatives, including its recently opened Lee Canyon sand and gravel plant near Las Vegas.
     Net income for the third quarter of 2007 decreased to $0.1 million, or $0.02 per diluted share, compared $0.7 million, or $0.18 per diluted share, for the third quarter of 2006.
     “Ready Mix’s third quarter operating results were driven by weakness in residential construction, offset to a certain extent by reasonably strong conditions in other sectors of the construction industry. In the short term, we expect these conditions to continue. While the timing of the rebound in the housing sector remains elusive and difficult to predict, we believe an upswing is inevitable given the well-established trends of population and job growth in our markets. Our investments over the past couple of years to increase our manufacturing capacity, our aggregate reserves, and our delivery capability have positioned Ready Mix to be a prime beneficiary,” said Chief Executive Officer Bradley Larson.
Nine Month Results
     For the nine months ended September 30, 2007, revenue decreased 4.3% to $62.0 million compared to $64.7 million for the first nine months of 2006. Gross margin for this year’s first nine months decreased to 9.0% from 11.5% for the same period a year ago.
     Net income for the first nine months of 2007 was $1.6 million, or $0.41 per diluted share. This compares to net income for the first nine months of 2006 of $2.7 million, or $0.71 per diluted share.
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3430 East Flamingo • Suite 100 • Las Vegas, Nevada 89121-5018 • (702) 433-2090 • Fax (702) 433 0189

Ready Mix, Inc. Reports Third Quarter Results
November 8, 2007
Page Two
Balance Sheet Highlights
     At September 30, 2007, Ready Mix, Inc. reported working capital of approximately $12.3 million, including cash and cash equivalents of $8.6 million, a current ratio of approximately 2.5, and total stockholders’ equity of $29.4 million. At December 31, 2006, working capital was approximately $10.4 million, including cash and cash equivalents of $8.4 million, the current ratio was approximately 2.1, and stockholders’ equity was $27.5 million.
Conference Call
     Ready Mix has scheduled a conference call today at 10:00 a.m. ET. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.readymixinc.com. A replay will be available after 12:00 p.m. ET at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21352614 after 1:00 p.m. ET.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates three ready-mix concrete plants in the metropolitan Phoenix area, three plants in the metropolitan Las Vegas area, and one plant in Moapa, Nevada. The Company also operates three sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2006, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
(tables attached)

READY MIX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Revenue	$18,705,892	$20,419,050	$60,520,249	$64,349,284
Revenue - related parties	387,221	173,963	1,438,142	372,867

Total revenue	19,093,113	20,593,013	61,958,391	64,722,151

Cost of revenue	17,978,564	18,671,984	56,385,409	57,287,589

Gross profit	1,114,549	1,921,029	5,572,982	7,434,562

General and administrative expenses	1,155,825	901,837	3,464,346	3,291,073

Income (loss) from operations	(41,276)	1,019,192	2,108,636	4,143,489

Other income (expense):
Interest income	100,461	117,133	284,252	297,171
Interest expense	(28,638)	(52,029)	(109,596)	(115,943)
Other income (expense)	87,550	(2,942)	228,200	10,882

	159,373	62,162	402,856	192,110

Income before income taxes	118,097	1,081,354	2,511,492	4,335,599

Income tax expense	60,349	401,266	957,639	1,596,473

Net income	$57,748	$680,088	$1,553,853	$2,739,126

Net income per common share
Basic	$0.02	$0.18	$0.41	$0.72

Diluted	$0.02	$0.18	$0.41	$0.71

Weighted average common shares outstanding
Basic	3,808,848	3,807,500	3,807,949	3,807,500

Diluted	3,832,343	3,807,500	3,827,344	3,842,273

READY MIX, INC.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets:

Current assets:
Cash and cash equivalents	$8,593,647	$8,369,875
Accounts receivable, net	8,929,810	8,864,436
Inventory	1,317,653	1,301,842
Prepaid expenses	1,076,797	1,169,041
Deferred tax asset	418,355	361,206

Total current assets	20,336,262	20,066,400

Property and equipment, net	27,054,839	25,481,056
Refundable deposits	190,164	1,475,297

Total assets	$47,581,265	$47,022,753

Liabilities and stockholders’ equity:

Current liabilities:
Accounts payable	$3,550,118	$4,269,519
Accrued liabilities	2,170,085	2,443,258
Notes payable	2,282,013	2,515,522
Obligations under capital leases	9,201	250,313
Due to affiliate	9,444	73,395
Income tax payable	—	110,458

Total current liabilities	8,020,861	9,662,465

Notes payable, less current portion	8,591,325	8,269,789
Obligations under capital leases, less current portion	—	4,634
Deferred tax liability	1,619,009	1,619,009

Total liabilities	18,231,195	19,555,897

Commitments and contingencies

Stockholders’ equity:
Preferred stock - $.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock - $.001 par value; 15,000,000 shares authorized, 3,809,500 and 3,807,500 issued and outstanding	3,810	3,808
Additional paid-in capital	18,123,251	17,793,892
Retained earnings	11,223,009	9,669,156

Total stockholders’ equity	29,350,070	27,466,856

Total liabilities and stockholders’ equity	$47,581,265	$47,022,753